                             MERCURY AIR GROUP, INC.

                             ----------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           --------------------------

                           TO BE HELD DECEMBER 2, 1999


To the Shareholders of Mercury Air Group, Inc.:

         NOTICE IS HEREBY GIVEN that an Annual Meeting of the Shareholders (the "Meeting") of Mercury Air Group, Inc. ("Mercury" or the "Company") will be held on December 2, 1999 at 10:00 o'clock a.m. Pacific Standard Time at the principal office of the Company located at 5456 McConnell Avenue, Los Angeles, California 90066, for the following purposes:

         1. To elect six directors to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified.

         2. To transact such other business as may properly come before the Meeting or any adjournment thereof.

         Only holders of record of the Company's Common Stock at the close of business on October 22, 1999 which has been fixed as the record date for the Meeting, shall be entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof.

         Shareholders are cordially invited to attend the Meeting in person. Whether or not you plan to attend the Meeting, please sign, date and return the enclosed proxy to ensure that your shares are represented at the Meeting. Shareholders who attend the Meeting may vote their shares personally even though they have sent in their proxies.



                                                     /s/ WAYNE J. LOVETT
                                                     --------------------------
                                                     Wayne J. Lovett
                                                     Secretary


Los Angeles, California
October 27, 1999

                             MERCURY AIR GROUP, INC.
                              5456 MCCONNELL AVENUE
                          LOS ANGELES, CALIFORNIA 90066

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

                                DECEMBER 2, 1999

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Mercury Air Group, Inc., a New York corporation ("Mercury" or the "Company"), to be voted at the Annual Meeting of Shareholders of the Company (the "Meeting") which will be held on December 2, 1999 at 10:00 o'clock a.m. Pacific Standard Time at the principal offices of the Company located at 5456 McConnell Avenue, Los Angeles, California 90066, and any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and in this Proxy Statement.

         The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this Proxy Statement, the proxy and any additional information furnished to shareholders. Copies of solicitation material will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward proxy materials to such beneficial owners. The Company may reimburse persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. The original solicitation of proxies by mail may be supplemented by telephone, telegram, facsimile, or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

         Proxies duly executed and received in time for the Meeting will be voted at the Meeting in accordance with the instructions on the proxies. Unless previously revoked or unless other instructions are on the proxy, proxies will be voted at the Meeting: (a) for the six director nominees named herein; and (b) as determined by the persons holding the proxies with regard to all other matters which come before the Meeting.

         The approximate date on which this Proxy Statement and accompanying proxy will first be sent or given to shareholders is October 27, 1999.

                                VOTING SECURITIES

         At the record date for the Meeting, the close of business on October 22, 1999 (the "Record Date"), the Company had outstanding 6,684,765 shares of common stock, par value $0.01 ("Common Stock"). Each shareholder is entitled to one vote for every share of Common Stock standing in his name as of the Record Date. A shareholder who has given a proxy may revoke it at any time before it is exercised at the Meeting by filing with the Secretary of the Company a written notice of revocation, by executing and delivering a subsequent proxy bearing a later date, or by attending the Meeting and voting in person. The presence at the Meeting or any adjournments or postponements thereof, in person or by proxy, of the holders of record of one-third of the shares of Common Stock will constitute a quorum for the transaction of business. Shareholders who either (a) specifically abstained from voting on one or more matters by so marking their ballot or proxy card (abstentions) or (b) are nominees holding shares for beneficial owners who, although they may have voted on certain matters at the Meeting pursuant to discretionary authority or instructions from the beneficial owners, have not voted on the specific matter in question because they have not received instructions from the beneficial owners with respect to such matter and they do not have discretionary authority with respect thereto (broker non-votes) will be considered as present at the Meeting for purposes of determining whether a quorum exists with respect to all other matters considered at the Meeting. Mr. Seymour Kahn, Chairman of the Board of the Company and the beneficial owner of approximately 21% of the outstanding Common Stock, has indicated that he intends to vote for the six director nominees named herein.

                       PROPOSAL 1 -- ELECTION OF DIRECTORS

         The Board of Directors has nominated six individuals for election to the Company's Board of Directors. The solicited proxies may be voted to fill only the six vacancies on the Board of Directors for which nominees are named in this Proxy Statement. Each director elected will hold office until the next annual meeting of shareholders and until his successor is elected and qualified or until the director's earlier death, resignation or removal. All of the nominees are currently directors of the Company previously elected by the shareholders.

         Unless otherwise indicated thereon, all proxies received will be voted in favor of the election of the indicated six nominees of the Board of Directors named below as directors of the Company. Should any of the nominees not remain a candidate for election on the date of the Meeting (which contingency is not now contemplated or foreseen by the Board of Directors), proxies solicited hereunder may be voted for substitute nominees selected by the Board of Directors. Directors shall be elected by a plurality of the votes cast by the Common Stock at the Meeting.

INFORMATION REGARDING NOMINEES

         Listed below are the persons who have been nominated to serve as directors for the ensuing year, together with their ages and all Company positions held by them.

NAME                            AGE    POSITIONS
----                            ---    ---------
Seymour Kahn                     72    Chairman of the Board
Joseph A. Czyzyk                 52    President, Chief Executive Officer and Director
Philip J. Fagan, Jr., M.D.       55    Director
Frederick H. Kopko, Jr.          44    Director
William G. Langton               52    Director
Robert L. List                   62    Director

         Seymour Kahn served as President of Mercury from 1969 until 1989 and served as Chief Executive Officer from 1974 until 1998 and has been Chairman of the Board of Directors of Mercury since 1974.

         Joseph A. Czyzyk has been President and a Director of Mercury since November 1994 and has served as Chief Executive Officer since December 1998. Mr. Czyzyk also served as President of Mercury Fuel Sales and Services, a division of Mercury which sells aviation fuel and provides refueling services for commercial aircraft, from August 1985 until August 1988, and President of Mercury Air Cargo, Inc. ("Mercury Air Cargo") from August 1988 until August 1997. Mr. Czyzyk served as an Executive Vice President of Mercury from November 1990 through November 1994. Pursuant to his employment agreement, the Board of Directors will continue to nominate Mr. Czyzyk as a candidate for election to the Board of Directors while Mr. Czyzyk remains employed by Mercury. See "Employment Agreements."

         Philip J. Fagan, Jr., M.D. has been a director of Mercury since September 1989. Dr. Fagan has been the Chief Executive Officer and President of the Emergency Department Physicians Medical Group, Inc. since its inception in 1978. Dr. Fagan has also been President of Fagan Emergency Room Medical Group since its inception in 1989. Both companies are currently located in Burbank, California.

         Frederick H. Kopko, Jr. has been a director of Mercury since October 1992. Mr. Kopko has been a partner in the law firm of McBreen, McBreen & Kopko since January 1990. Mr. Kopko presently serves on the board of directors of Butler International, Inc. and Sonic Foundry, Inc.

         William G. Langton has been a director of Mercury since August 1993. Mr. Langton was President of AAR Aircraft Sales and Leasing from June 1998 until March 1999, a provider of aircraft parts and engines and worldwide aircraft sales and leasing. From March 1983 to March 1998, Mr. Langton was President and Chief Operating Officer of Southern Air Transport, a provider of a wide range of commercial and supplemental aviation services. In October 1998, Southern Air Transport filed for protection under Chapter 11 of the United States Bankruptcy Code. Mr. Langton is currently self-employed as an Aviation Consultant.

         Robert L. List has been a director of Mercury since 1990. From May 1997 to present, Mr. List has been the President of Hammond's Candies. In addition, Mr. List has been President of West Indies Candy Company based in Denver, Colorado from March 1993to present. From December 1989 to August 1992, Mr. List was President of Yellowstone Environmental Services, Inc. of Phoenix, Arizona, an environmental/engineering consulting firm.
Mr. List serves on the board of directors of Pancho's Mexican Buffet, Inc.

         There were five regular scheduled meetings and two telephonic meetings of the Board of Directors of the Company held during fiscal 1999, the period from July 1, 1998 through June 30, 1999.

         The Audit Committee reviews the internal controls of the Company and the objectivity of its financial reporting and meets with appropriate Company financial personnel and the Company's independent public accountants in connection with these reviews. During fiscal 1999, the Audit Committee consisted of Messrs. Kopko, Langton and List and Dr. Fagan. During fiscal 1999, the Audit Committee met one time.

         The Compensation Committee makes all decisions regarding cash and non-cash compensation (excluding standard employee benefits) paid or given to executive officers of the Company; negotiates and approves all employment agreements with executive officers; and negotiates and approves all transactions between the Company and its executive officers (whether or not the primary purpose of such transactions are compensatory). During fiscal 1999, the Compensation Committee consisted of Messrs. Kopko and List and Dr. Fagan and met four times.

         On April 23, 1998, the Board of Directors created the Stock Option Committee, a special subcommittee of the Compensation Committee. The Stock Option Committee administers the Company's non-cash employee incentive plans, including stock purchase and stock option grants. During fiscal 1999, the Stock Option Committee consisted of Messrs. Langton and List and Dr. Fagan and met four times.

         The Board does not have a nominating committee or any other committee performing a similar function.

         During fiscal 1999, a special committee ("Special Committee") composed of all of the outside directors formed to consider the proposed acquisition of the Company by an unnamed suitor. Subsequently, the Special Committee was expanded to include all members of the Board of Directors. The Special Committee held five meetings.

         During fiscal 1999, each member of the Board of Directors attended at least 75% of the Board meetings and committee meetings for the committees on which he served.

         In order to be elected, a nominee must receive the vote of a plurality of the votes cast by the Common Stock at the Meeting. Shares may be voted for or withheld from each nominee. Shares that are withheld and broker non-votes will have no effect on the outcome of the election because directors will be elected by a plurality of the shares voted for directors at a meeting at which a quorum is present.

         THE MERCURY BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF COMMON STOCK VOTE FOR THE ELECTION OF ALL NOMINEES.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth certain information as of October 22, 1999, with respect to the ownership of the Company's Common Stock by: (a) each director of the Company; (b) each officer named in the Summary Compensation Table; (c) the directors and executive officers of the Company, as a group; and
(d) all persons known to the Company to be the beneficial owners of more than five percent (5%) of its outstanding Common Stock.
As of October 22, 1999, there were 6,684,765 shares of Common Stock outstanding.

         The stock ownership information includes current shareholdings and shares with respect to which the named individual has the right to acquire beneficial ownership under options exercisable or other securities convertible within 60 days.

NAME AND ADDRESS(1)                                           SHARES OF COMMON     PERCENT
--------------------                                          ----------------     -------
Seymour Kahn                                                      1,467,710(2)         21%

Joseph A. Czyzyk                                                    539,425(3)        8.0%

Randolph E. Ajer                                                    190,125(4)        2.8%

William L. Silva                                                    189,062(5)        2.8%

Robert L. List                                                       30,500(6)        *
  511 17th Street
  Golden, CO 80401

Philip J. Fagan, Jr., M.D.                                          227,125(7)        3.3%
  1130 West Olive Avenue
  Burbank, CA 91506

Frederick H. Kopko, Jr.                                              90,750(8)        1.3%
  20 North Wacker Drive, Suite 2520
  Chicago, IL 60606

William G. Langton                                                   60,500(9)        *
  7277 Lithopolis Rd.
  Groveport, OH 43125

FMR Corp.                                                          542,940(10)        8.1%
  82 Devonshire Street
  Boston, Massachusetts 02109

J. H. Whitney Mezzanine Fund, L.L.P.                               503,126(11)        7.5%
177 Broad Street
Stamford, CT  06901

All directors and executive officers as a group (9 persons)      2,643,947(12)       36.2%


*  Less than one percent.

(1) Unless otherwise indicated in the table, the address for each of the individuals named in the table is 5456 McConnell Avenue, Los Angeles, California 90066.

(2) Includes 1,140,780 shares held of record by SK Acquisition, Inc., a Delaware corporation wholly-owned by Mr. Kahn ("SKAI"). Also includes 151,250 shares owned by an executive officer of Mercury which SKAI holds a proxy to vote and which are subject to a security interest held by SKAI. Includes 99,250 shares issuable to Mr. Kahn upon the exercise of options exercisable within 60 days from the date hereof, and 45,375 shares issuable to SKAI upon the exercise of options exercisable within 60 days from the date hereof. Also includes 13,955 shares held of record by Mr. Kahn's wife, as to which Mr. Kahn disclaims beneficial ownership.

(3) Includes 31,460 shares issuable upon exercise of options exercisable within 60 days from the date hereof. Includes 764 shares held by Mr. Czyzyk, as custodian for his children, and 4,262 shares held by Mr. Czyzyk's wife as custodian for their children, as to which Mr. Czyzyk disclaims beneficial ownership.

(4) Includes 23,750 shares issuable upon exercise of options exercisable within 60 days from the date hereof.

(5) Includes 37,812 shares issuable upon exercise of options exercisable within 60 days from the date hereof. Includes 151,250 shares beneficially owned by Mr. Silva which Mr. Silva has granted a proxy to SKAI and which are subject to security interests.

(6) Consists of 30,250 shares issuable upon exercise of options exercisable within 60 days from the date hereof.

(7) Includes 136,125 shares issuable upon exercise of options exercisable within 60 days from the date hereof.

(8) Consists of 90,750 shares issuable upon exercise of options exercisable within 60 days from the date hereof.

(9) Consists of 60,500 shares issuable upon exercise of options exercisable within 60 days from the date hereof.

(10) Based on information obtained on October 14, 1999, Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp., is a beneficial owner of 542,940 shares as a result of acting as an investment advisor to various investment companies (the "Funds"). In addition, FMR Corp. and Edward C. Johnson 3d, each has sole power to dispose of 542,940 shares owned by the Funds. Through their ownership of voting common stock and the execution of shareholder's voting agreement, Abigail P. Johnson and other members of the Johnson family may be deemed to be a controlling group with respect to FMR Corp.

(11) Based on publicly available information reported September 10, 1999, J.H. Whitney Mezzanine Fund, L.L.P., ("J. H. Whitney") is the beneficial owner of 503,126 shares which consist of 503,126 shares issuable upon exercise of warrants exercisable within 60 days from the date hereof.

(12) Includes 607,272 shares issuable upon exercise of options exercisable within 60 days from the date hereof.

             EXECUTIVE OFFICERS, COMPENSATION AND OTHER INFORMATION


EXECUTIVE OFFICERS

         Set forth in the table below are the names, ages and positions held by all executive officers of the Company.

NAME                    AGE     POSITIONS
----                    ---     ---------
Seymour Kahn            72      Chairman of the Board

Joseph A. Czyzyk        52      President, Chief Executive Officer and Director

Randolph E. Ajer        46      Executive Vice President, Chief Financial Officer, and Treasurer

William L. Silva        49      Executive Vice President and Executive Vice President of Maytag Aircraft
                                Corporation ("Maytag")


         Executive officers of the Company are elected and serve at the discretion of the Board of Directors. Set forth below is a brief description of the business experience for the previous five years of all executive officers other than Messrs. Kahn and Czyzyk, who are also directors and whose business experiences are described above under the caption "Information Regarding Nominees."


         Randolph E. Ajer has been Chief Financial Officer of Mercury since 1987 and Treasurer since May 1985. Mr. Ajer served as Secretary of Mercury from May 1985 until May 1999. He served as a director of Mercury from September 1989 until December 1990. Mr. Ajer was appointed an Executive Vice President of Mercury in November 1990.


         William L. Silva served as Director of Operations of Maytag from October 1982 to October 1987 and was appointed Vice President of Maytag in November 1987. Since June 1992, Mr. Silva has been an Executive Vice President of Maytag. He was appointed Chief Operating Officer of Maytag in March 1999. Mr. Silva became an Executive Vice President of Mercury in August 1993.

EXECUTIVE COMPENSATION

   The following table sets forth the cash compensation paid or accrued by the Company for the Chief Executive Officer and for each of the executive officers (collectively, the "named executive officers"):

                           SUMMARY COMPENSATION TABLE


                                                                      LONG-TERM COMPENSATION
                                                                    ---------------------------
                                                                      AWARDS      PAYOUTS
                                                                    ---------------------------
                                             ANNUAL COMPENSATION    SECURITIES    LONG-TERM
                                 FISCAL    -----------------------  UNDERLYING   COMPENSATION        ALL OTHER
NAME AND PRINCIPAL POSITION      YEAR(1)    SALARY(2)($)  BONUS($)  OPTIONS(#)     PAYOUTS($)       COMPENSATION($)
----------------------------     --------  --------       --------   -----------  -------------     ----------------
Seymour Kahn                       1999        368,283    286,000     -0-           -0-                   14,589(3)
 Chairman of the Board             1998        366,042     83,000     -0-           -0-                   12,729
                                   1997        350,000    213,000     -0-           -0-                   11,871

Joseph A. Czyzyk                   1999        278,694    155,000     -0-           -0-                      980(4)
  President /CEO                   1998        331,371     71,000     -0-           -0-                      723
                                   1997        325,000    123,000     -0-           -0-                      557

Randolph E. Ajer                   1999        140,013    185,000     -0-           -0-                      685(5)
  Executive Vice President         1998        192,913     44,000     -0-           -0-                      590
                                   1997        186,825    131,000     -0-           -0-                      465

William L. Silva                   1999        189,780    135,000     -0-           -0-                      558(6)
Executive Vice President           1998        233,748    135,000     -0-           -0-                      558
                                   1997        159,000     61,000     -0-           -0-                      475

------------
(1) The period July 1, 1996 through June 30, 1997 is referred to as Fiscal Year 1997;the period July 1, 1997 through June 30, 1998 is referred to as Fiscal Year 1998; and the period July 1, 1998 through June 30, 1999 is referred to as Fiscal Year 1999.

(2) Includes and has been restated to include loan forgiveness with respect to Mercury financed purchases of Common Stock.

(3) Consists of 401(k) contributions and life insurance premiums in the amounts of $300 and $14,289 respectively.

(4) Consists of 401(k) contributions and life insurance premiums in the amounts of $300 and $680, respectively.

(5) Consists of 401(k) contributions and life insurance premiums in the amounts of $300 and $385, respectively.

(6) Consists of 401(k) contributions and life insurance premiums in the amounts of $300 and $258, respectively.

No named executive officer was granted options during fiscal 1999.

         The following table sets forth information regarding option exercises during fiscal 1999, as well as the number and total of in-the-money options at June 30, 1999, for each of the named executive officers:

             AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR AND
                        FISCAL YEAR-END OPTION VALUES (1)


                                                                                                 VALUE OF
                                                                    NUMBER OF                UNEXERCISED IN-THE-
                                                               UNEXERCISED OPTIONS AT         MONEY OPTIONS AT
                                                               FISCAL YEAR-END(#)          FISCAL YEAR-END($)(3)(4)
                                                              -------------------------   -------------------------
                             SHARES
                           ACQUIRED ON      VALUE REALIZED
NAME                       EXERCISE(#)       ($)(2)(3)         EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
----                       -----------      --------------     -------------------------   -------------------------
Seymour Kahn                52,000           254,566               144,625/-0-(5)                   629,578/-0-(5)

Joseph A. Czyzyk              -0-              -0-                   31,460/-0-                     162,318/-0-

Randolph E. Ajer              -0-              -0-                   23,750/-0-                     120,448/-0-

William L. Silva              -0-              -0-                   37,812/-0-                     171,655/-0-

 -----------

(1) As adjusted to effect stock dividends and stock splits since date of issuance.

(2) In accordance with the rules of the securities and exchange commission, the amounts set forth in the "value realized" column of this table are calculated by subtracting the exercise price from the fair market value of the underlying common stock on the exercise date. The amounts reported thus reflect the increase in the price of the common stock from the option grant date to the option exercise date, but do not necessarily reflect actual proceeds received upon option exercises.


(3) For purposes of this table, fair market value is deemed to be the average of the high and low common stock price reported by the American Stock Exchange composite transactions on the date indicated.

(4)   Based upon a fair market value of $ 6.5625 per share at June 30, 1999.

(5) Includes 45,375 options issued to SKAI, a corporation wholly-owned by Seymour Kahn.

EMPLOYMENT AGREEMENTS

         Mr. Kahn has an employment agreement with Mercury dated as of December 10, 1993 pursuant to which Mercury will employ him as Chairman of the Board and Chief Executive Officer for a three year period with automatic one year extensions at the end of each year unless either party terminates the agreement in writing prior to such renewal. Under the employment agreement, Mr. Kahn's annual compensation is $367,500 per year. Mr. Kahn resigned as Chief Executive Officer in December 1998.

         If Mr. Kahn is disabled for more than six (6) weeks while employed, his compensation will be reduced by 50%. If Mr. Kahn is disabled for more than twelve months, Mercury may terminate his employment with a severance payment equal to his salary for the lesser of one year or the remaining term of the employment agreement. If Mr. Kahn's employment is terminated without cause, Mercury will be obligated to pay him all amounts which would otherwise be paid to him over the remaining term of the employment agreement. Mr. Kahn may voluntarily terminate the employment agreement and receive all amounts which would otherwise be paid to him over the remaining term of the employment agreement if any of the following events occurs without Mr. Kahn's written consent, including: (i) any person gains sufficient control over the voting stock of Mercury so as to control Mercury or the election of a majority of the Board of Directors, (ii) Mercury is acquired by another entity, either through the purchase of Mercury's assets or stock or a combination thereof, or (iii) Mercury is merged or consolidated with another entity or reorganized, in a manner in which Mercury's present status, business or methods are changed. If Mr. Kahn dies during the term of the employment agreement, Mercury will pay to Mr. Kahn's estate the compensation which would otherwise be paid to Mr. Kahn through the end of the month in which he dies. In addition, Mercury will pay Mr. Kahn's estate or other designated beneficiary $2,250,000 upon his death. Relating to this obligation, Mercury has obtained a life insurance policy on Mr. Kahn's life in the amount of $2,250,000 which designates Mr. Kahn's wife as beneficiary to fund this payment.

         Mr. Kahn has agreed not to compete with Mercury within a radius of 300 miles from Mercury's present place of business for five (5) years after the termination of the employment agreement. Mercury must make the severance payments required by the employment agreement for this non-competition agreement to be effective.

         Mr. Czyzyk has an employment agreement with Mercury, dated as of November 15, 1994, amended as of October 15, 1998 and April 1, 1999 pursuant to which Mercury will employ him as its President/Chief Executive Officer for a term ending on November 15, 1997, subject to automatic one-year extensions each successive November 15, unless either party gives 30 days' notice of non-renewal. As of the date hereof, neither Mr. Czyzyk nor Mercury has given notice of non-renewal. This original agreement provided that Mr. Czyzyk's tenure as President/Chief Operating Officer shall serve as a period of training and evaluation for appointment as Chief Executive Officer of Mercury, when and as such position may be vacated by Mr. Kahn, subject to the sole discretion and judgment of the Board of Directors. Mr. Czyzyk assumed the position of Chief Executive Officer in December 1998. The agreement further provides for the continued nomination of Mr. Czyzyk to the Board of Directors of Mercury, so long as Mr. Czyzyk continues to serve as President/Chief Operating Officer.

         Mr. Czyzyk's annual salary under the agreement is $278,694. Mr. Czyzyk also receives a bonus equal to: (i) 25% of his base compensation to the extent that Mercury's operating income on a consolidated basis minus sales and general administrative expense and depreciation (EBIT) for the most recently completed fiscal year exceeds the average of EBIT for the prior three fiscal years; and
(ii) 2-1/2% of the amount by which EBIT for the most recently completed fiscal year exceeds the average of EBIT for the prior three fiscal years. The amendment of October 15, 1998 provided that EBIT for fiscal 1998 will be deemed to be $15,156,000 (effectively adding back the $7,050,000 loss attributable to an airline bankruptcy). See "Report of the Compensation Committee of the Board of Directors."

         In the event Mr. Czyzyk's employment is terminated for cause, Mr. Czyzyk will not be entitled to receive or be paid a bonus. In the event Mr. Czyzyk's employment is terminated without cause, Mercury will be obligated to pay Mr. Czyzyk the lesser of one year's base compensation or the base compensation that would otherwise be paid to him over the remaining term of the agreement, and a bonus for the fiscal year of termination in an amount which would otherwise be paid to him prorated over the days Mr. Czyzyk was employed by Mercury during the fiscal year of termination. "Cause" is defined in the employment agreement as misappropriation of corporate funds, negligence, Mr. Czyzyk's voluntary abandonment of his job (other than following a Change in Control) or a breach of the employment agreement. In the event of Mr. Czyzyk's death, Mr. Czyzyk's estate or beneficiary will be entitled to receive the death benefits of a $1,000,000 insurance policy, but all other obligations under his employment agreement will terminate and Mercury's only obligation will be to pay Mr. Czyzyk or his estate all accrued salary through the end of the month of his death. In the event of Mr. Czyzyk's disability for a period of more than six (6) weeks, Mr. Czyzyk's base salary will be reduced by 50% during the period of disability. If Mr. Czyzyk is disabled for a period of more than 12 months, Mercury will be obligated to pay Mr. Czyzyk the same amount that would have been paid to Mr. Czyzyk if his employment was terminated without cause, except that all amounts paid to Mr. Czyzyk under any long-term disability insurance policy maintained by Mercury will be credited as if paid by Mercury to Mr. Czyzyk and after giving effect to any federal or state income tax savings resulting from the payment under a disability policy (as opposed to taxable salary). The employment agreement further provides that Mr. Czyzyk may terminate his employment following a "Change in Control", in which event Mr. Czyzyk will be entitled to be paid the lesser of one year's base compensation or the entire balance of his base compensation remaining to be paid to Mr. Czyzyk over the remaining term of the agreement. The agreement provides for a five-year post-employment, non-competition covenant.

CERTAIN TRANSACTIONS

         Pursuant to a Stock Purchase Agreement (the "Stock Purchase Agreement") dated August 9, 1993 between Mercury, SK Acquisition, Inc. ("SKAI") and William
L. Silva, SKAI sold 151,250 shares of Common Stock to Mr. Silva at a price of $1.98 per share (as adjusted to reflect stock splits and dividends since the date of the transaction), with Mr. Silva paying a total purchase price of $300,000. On August 9, 1993, the closing price of the Common Stock on the American Stock Exchange was $2.06 per share, as adjusted. Mr. Silva paid $30,000 cash at the closing of his purchase, and agreed to pay the remaining $270,000 over a period of five years from the date of purchase, together with interest at the rate of 10% per annum on the outstanding balance. SKAI advanced the purchase price pursuant to a non-recourse loan, secured by a first security interest in the Common Stock sold to Mr. Silva. Mr. Silva has given SKAI an irrevocable proxy to vote the Common Stock purchased by him for all purposes until the purchase price for his Common Stock has been paid in full.

         As part of the Stock Purchase Agreement, Mercury has agreed to loan the principal balance of the unpaid purchase price to Mr. Silva during the five-year payment period as each payment is required to be made to SKAI on March 1, June 1, September 1 and December 1 of each year until payment in full on December 1, 1998. Such loan is non-recourse, bears no interest, and is secured by a second security interest in the purchased stock. Mr. Silva has agreed to pay his own interest on the balance of the purchase price due SKAI from personal funds. Commencing January 1, 1997, and annually thereafter, if he remains employed by Mercury, one-fifth of Mr. Silva's loan will be forgiven. If Mr. Silva remains employed by Mercury through January 1, 2001, his loans will be forgiven in full, his shares of Common Stock will be owned without any further lien in favor of Mercury or SKAI and the proxy granted to SKAI will expire by its terms.

          During fiscal 1999, Mercury loaned Mr. Silva $22,618 which was used to pay withholding taxes associated with the loan forgiveness ($54,000) under the Stock Purchase Agreement. Such loan bears no interest and was repaid with Mr. Silva's year-end bonus.

         Mercury has Indemnity Agreements with each of its directors and executive officers which require Mercury, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors, officers, employees or agents of Mercury, and, under certain circumstances, to advance their expenses incurred as a result of proceedings brought against them. In order to be entitled to indemnification, the executive officer or director must have acted in a manner reasonably believed to be in, or not opposed to, the best interests of Mercury and, with respect to a criminal matter, in a manner which he had no reason to believe was illegal.

COMPENSATION OF DIRECTORS

         During fiscal 1999, directors who were not employees of the Company were paid $1,000 per meeting with an annual minimum of $7,500 in fees paid in advance on the annual meeting date. Beginning December 1999, Directors will be paid an annual minimum of $15,000 in fees and $500 per telephonic meeting. Directors were also reimbursed for their travel, meals, lodging and out-of-pocket expenses incurred in connection with attending Board meetings. In addition, during fiscal 1999 and continuing through fiscal 2000, the law firm of McBreen, McBreen & Kopko, of which Mr. Kopko is a partner, has been providing legal services to the Company at its standard billing rates.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Company's Compensation Committee consists of Messrs. List and Kopko and Dr. Fagan. The Stock Option Committee consists of Messrs. List, Fagan and Langton.

                      REPORT OF THE COMPENSATION COMMITTEE
                            OF THE BOARD OF DIRECTORS

         This report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing made by the Company under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

         Under the rules established by the Securities and Exchange Commission, the Company is required to provide certain data and information regarding the compensation and benefits provided to the Company's Executive Officers, the Chief Executive, Mr. Czyzyk, and Messrs. Kahn, Ajer, and Silva. The disclosure requirements for the named executive officers include the use of tables and a report explaining the rationale and considerations that led to fundamental executive compensation decisions affecting those individuals. In fulfillment of this requirement, the Compensation Committee, at the direction of the Board of Directors, has prepared the following report for inclusion in this Proxy Statement.

COMPENSATION PHILOSOPHY

         This report reflects the Company's compensation philosophy as endorsed by the Compensation Committee and resulting actions taken by the Company for the reporting periods shown in the various compensation tables supporting this report. The Compensation Committee determines salary and bonus amounts, other award levels and benefits for all executive officers of the Company. Effective April 23, 1998, the Board of Directors formed the Stock Option Committee which will be responsible for administering the Company's non-cash compensation plans, including stock option and stock purchase arrangements. During fiscal 1999, the Stock Option Committee did not make any decisions which affected the compensation of the executive officers of the Company. In connection with its decisions, the Compensation Committee reviews and considers the written recommendations of the Company's Chairman of the Board Mr. Kahn and Chief Executive Officer, Joseph A. Czyzyk. As described below, a large portion of their compensation is based on the earnings of the Company and they are both significant shareholders of the Company. Accordingly, the Compensation Committee believes that their recommendations are likely to be consistent with the Compensation Committee's philosophy of encouraging earnings growth and strategic decisions designed to maximize shareholder return.

         The executive compensation programs of the Company have been designed to:

         - Embody a pay for performance policy where compensation amounts are affected by corporate, operating unit and individual performance as measured by earnings;

         - Motivate key senior executives to achieve strategic business initiatives and reward them for their achievements;

         - Provide compensation opportunities which are, in the judgment of the Compensation Committee, comparable to those offered by other leading companies, thus allowing the Company to compete for and retain talented executives who are critical to the Company's long-term success; and

         - Align the interest of executives with long-term interests of the shareholders through common stock ownership and stock option programs.

COMPENSATION MECHANISMS

         At present, the executive compensation program is comprised of salary, annual cash bonus programs, long-term incentive opportunities in the form of Company financed stock ownership opportunities and stock options and other benefits typically provided to executives by major corporations.


         Executive officer salaries are determined based on individual performance, position, tenure, salary history, internal comparability considerations and in some instances the results of arm's length negotiations in connection with the start-up of a new operating unit. In determining salaries, the Compensation Committee uses the personal knowledge of its members regarding compensation levels for similar positions at other companies generally. The Compensation Committee is in the process of conducting a review of the over-all compensation packages of the Company's executive officers including salary levels. The Compensation Committee has not commissioned peer group or other salary surveys to determine salaries at comparable companies. For each executive officer, a significant portion of total compensation is a bonus based on the earnings of the Company or the specific operating unit for which he has profit and loss statement responsibility. As a result, an executive officer's compensation can vary substantially from year-to-year based on the Company's or a specific operating unit's earnings performance. For fiscal 1999 and 2000, the bonus for executive officers with operating unit responsibility was/will be based on an individual's success in exceeding the budgeted earnings for his operating unit. The budgeted earnings for each unit are based on a comprehensive review of unit operations conducted by Messrs. Kahn, Czyzyk, and Ajer and the responsible executive officer at the start of each fiscal year and are subject to approval by the Board of Directors. During the budget process, Messrs. Kahn, Czyzyk, and Ajer focus on challenging each executive officer to attain revenue growth and cost savings for his operating unit. As described below, the bonus plan for Messrs. Kahn, Czyzyk, and Ajer is based on exceeding the Company's average earnings for the prior three years, encouraging Messrs. Kahn, Czyzyk, and Ajer to budget for aggressive growth. The Compensation Committee also retains discretion to reward exceptional achievement or correct over-all inequities through discretionary bonuses.

         Each of the Company's executive officers is also compensated in part through Company financed common stock ownership and stock options. The Company currently has in place the 1990 Long-Term Incentive Plan which provides for stock option grants to key employees (other than Mr. Kahn) at the current fair market value on the date of grant. Each of the Company's executive officers currently holds options granted under the plan. Option awards to each executive officer have been based on the executive's level of responsibility, past performance and internal comparability considerations. In addition, the Company financed the purchase of 151,250 shares of Common Stock at $1.98 per share for each of Messrs. Ajer and Czyzyk over a seven-year period ended March 31, 1998 and is currently financing a purchase of 151,250 shares of Common Stock at $1.98 per share over a seven-year period ending January 1, 2001 subject to continued employment for Mr. Silva. The shares are being or were purchased from SKAI, a corporation wholly-owned by Mr. Kahn. In addition to serving as a compensation device, the stock purchase program was designed to insure an orderly transition in control of the Company, to avoid excessive dilution and to some degree to maintain internal comparability in officer compensation. As a result of the stock options and company financed stock purchases, each executive officer has a strong incentive to continue his association with the Company and to enhance the value of the Company's equity securities in the long-term.

         During fiscal 1999, one of the executive officers requested assistance in paying taxes associated with the annual forgiveness of the stock purchase loans. The Compensation Committee determined that such officer should invest in his own future and the Company by personally bearing the taxes associated with the loan forgiveness. The Compensation Committee agreed, however, to somewhat mitigate the cash flow effects of the withholding for taxes by providing annual, interest-free loans to be paid back from bonus or payroll deductions.
See "Certain Transactions."

COMPENSATION DECISIONS FOR THE CHAIRMAN OF THE BOARD

         Mr. Kahn has an employment agreement with the Company dated as of December 10, 1993 pursuant to which Mercury will employ him as Chairman of the Board for a three year period with automatic one year extensions at the end of each year unless either party terminates the agreement in writing prior to such renewal. The Compensation Committee has not increased Mr. Kahn's base salary for fiscal 1999 but has undertaken a review of his over-all compensation package including salary.

         A cash bonus plan for Mr. Kahn was approved by the Board of Directors in November 1990 (commencing fiscal 1991). The Compensation Committee continued the bonus plan during fiscal 1999 and will continue the bonus plan during fiscal 2000, subject to adjustment as described below. The two-part bonus plan is based on earnings before interest and taxes ("EBIT") of the Company for the year in which the bonus is calculated. Under Part I of the bonus plan, if the bonus year's EBIT meets or exceeds the trailing three-year EBIT average, Mr. Kahn is entitled to a bonus equal to 25% of his salary. For years where EBIT falls below the trailing three-year average, any bonus paid to Mr. Kahn is solely at the discretion of the Compensation Committee. Under Part II of the bonus plan, an additional bonus is paid to Mr. Kahn in an amount equal to 6.67% of any increase in the bonus year's EBIT level over the trailing three-year average EBIT level.

         During fiscal 1998, the Company experienced a loss of $7,050,000 associated with a customer bankruptcy. The effect of such loss was to reduce fiscal 1999 EBIT below the applicable trailing three-year average. Without such loss, EBIT growth during fiscal 1998 was extremely strong. Accordingly, the Compensation Committee determined to reward Mr. Kahn (and Messrs. Ajer and Czyzyk who have comparable EBIT based bonus formulas) for adjusted EBIT growth by awarding discretionary bonuses equal to 25% of each such officer's base salary. On the other hand, to avoid lowering the trailing three-year EBIT average in future years, and inflating future years' bonuses, the Compensation Committee adjusted fiscal 1998 EBIT upward for purposes of all future bonus calculations by the amount of the bankruptcy loss. On this basis, for fiscal 1999, Mr. Kahn earned a discretionary bonus in the amount of $318,000. At Mr. Kahn's request, the Compensation Committee, however, reallocated $32,000 of Mr. Kahn's discretionary bonus, as a special bonus for Mr. Ajer, and paid Mr. Kahn a bonus of $286,000. Mr. Kahn made this request based on his personal appreciation of Mr. Ajer's over-all contribution to the Company. The Compensation Committee felt Mr. Kahn's perceptions regarding merit and personal generosity should be respected.

OTHER EXECUTIVE OFFICER COMPENSATION

         Mr. Czyzyk is compensated pursuant to an employment agreement described under "Employment Agreements." A cash bonus plan for Mr. Ajer was approved by the Board of Directors in November 1990 (commencing fiscal 1991). The Compensation Committee continued the bonus plan during fiscal 1999 and will continue the bonus plan during fiscal 2000, subject to the adjustment to fiscal 1998 EBIT for a bankruptcy loss describe above. As with Mr. Kahn, the two-part bonus plan is based on EBIT of the Company for the year in which the bonus is calculated. Under Part I of the bonus plan, if the bonus year's EBIT meets or exceeds the trailing three-year EBIT average, Mr. Ajer is entitled to a bonus equal to 25% of his salary. For years where EBIT falls below the trailing three-year average, any bonus paid to Mr. Ajer is solely at the discretion of the Compensation Committee. Under Part II of the bonus plan, an additional bonus is paid to Mr. Ajer in an amount equal to 3.33% of any increase in the bonus year's EBIT level over the trailing three-year average EBIT level. For fiscal 1999, Mr. Ajer received a discretionary bonus in the amount of $123,000. Due to reallocation of $32,000 of Mr. Kahn's bonus, as described above, Mr. Ajer was paid a total bonus of $155,000.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

         Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for annual compensation over $1 million paid to a corporation's chief executive officer and four other most highly compensated individuals. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. Because the current compensation levels of the Company's executive officers are well below the $1 million threshold, the Compensation Committee has not determined what steps are required to structure qualifying performance-based compensation and whether or not the required steps would be in the best interest of the Company.

                                           Compensation Committee Members
                                           Robert L. List
                                           Frederick H. Kopko, Jr.
                                           Dr. Philip J. Fagan, Jr.

                          STOCK PRICE PERFORMANCE GRAPH

         The Stock Price Performance Graph set forth below shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing made by the Company under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

         The graph below compares cumulative total return of Mercury Air Group, Inc., the AMEX Market Value and the S & P Transportation Index.

                              [PERFORMANCE GRAPH]

                            6/94     6/95     6/96     6/97    6/98     6/99
                            ----     ----     ----     ----    ----     ----
Mercury Air Group, Inc.      100      172      181      180     220      190
AMEX Market Value            100      118      136      151     177      199
S&P Transportation           100      110      138      173     193      207

                              SECTION 16 DISCLOSURE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of the Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the American Stock Exchange. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no annual corrective filings were required for those persons, the Company believes that all filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with.

             INFORMATION RELATING TO INDEPENDENT PUBLIC ACCOUNTANTS

         The Company's independent public accountants for fiscal year 1999 were Deloitte & Touche and the Board of Directors of the Company has selected Deloitte & Touche as the Company's independent public accountants for fiscal year 2000. Representatives of Deloitte & Touche are expected to be present at the Meeting and will have an opportunity to respond to appropriate questions and to make a statement if they desire to do so.

                           ANNUAL REPORT ON FORM 10-K

         A copy of the Company's Annual Report to Shareholders for the fiscal year ended June 30, 1999, including a complete copy of the Company's Annual Report on Form 10-K for the period (the "10-K") , has been mailed to each shareholder of record as of October 22, 1999. Any such shareholder may request copies of the exhibits to the 10-K by mailing such request to Wayne J. Lovett, Secretary, Mercury Air Group, Inc., 5456 McConnell Avenue, Los Angeles, California 90066. Such request must indicate the name of the shareholder, the shareholder's telephone number, the amount of shares held on October 22, 1999, the specific exhibits requested and the address to which the exhibits are to be sent. The Company reserves the right to charge for its copying expenses before providing any requested exhibits.

                  SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

         Any shareholder proposal intended to be presented at the Company's next annual meeting must be received by Wayne J. Lovett, the Secretary of the Company, at 5456 McConnell Avenue, Los Angeles, California 90066, no later than June 30, 2000 in order to be considered for inclusion in the proxy statement and form of proxy for such meeting.

                                  OTHER MATTERS

         Management knows of no other matter to be presented at the Meeting which are proper subjects for action by the shareholders. However, if any other matters should properly come before the Meeting, it is intended that proxies in the accompanying form will be voted thereon in accordance with the judgment of the person or persons voting such proxies.

         The Annual Report to Shareholders of the Company for the fiscal year ended June 30, 1999 has been mailed to the shareholders of the Company with this Proxy Statement. Except to the extent that portions of such report are specifically referenced in this Proxy Statement, such report is not to be regarded as proxy soliciting material and is not incorporated in this Proxy Statement.

                                         By Order of the Board of Directors

                                         /s/ WAYNE J. LOVETT
                                         -----------------------
Los Angeles, California                  Wayne J. Lovett
October 27, 1999                         Secretary

                            MERCURY AIR GROUP, INC.

                                    --------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                    --------

                          TO BE HELD DECEMBER 2, 1999

     The undersigned shareholder of Mercury Air Group, Inc., a New York corporation (the "Company"), acting under the New York General Corporation law, hereby constitutes and appoints Seymour Kahn and Randolph E. Ajer, and each of them the attorneys and proxies of the undersigned, each with the power of substitution, to attend and act for the undersigned at the Annual Meeting of Shareholders of the Company (the "Meeting") to be held on December 2, 1999 at 10:00 a.m., Pacific Standard Time, at the principal office of the Company located at 5456 McConnell Avenue, Los Angeles, California 90066 and at any adjournments thereof, and in connection therewith to vote and represent all of the shares of Common Stock of the Company which the undersigned would be entitled to vote, as specified on the reverse side.

     Said attorney and proxies, and each of them, shall have all the powers which the undersigned would have if acting in person. The undersigned hereby revokes any other proxy to vote at the Meeting and hereby ratifies and confirms that said attorneys and proxies, and each of them, may lawfully do by virtue hereof. Said proxies, without hereby limiting their general authority, are specifically authorized to vote in accordance with their best judgment with respect to matters incident to the solicitation of this Proxy; and with respect to the election of any person as a director if a bona fide nominee for that office is named in the Proxy Statement and such nominee is unable to serve or for good cause will not serve.

                   IMPORTANT - PLEASE SIGN ON THE OTHER SIDE

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF SHAREHOLDERS
                            MERCURY AIR GROUP, INC.

                                DECEMBER 2, 1999





               Please Detach and Mail in the Envelope Provided

[X] PLEASE MARK YOUR
    VOTE AS IN THIS
    EXAMPLE.

         FOR                        WITHHOLD
     all nominees                   AUTHORITY
(except as marked to               to vote for
 the contrary below)              all nominees
         [ ]                           [ ]

1. To elect six directors to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified. Instructions: To withhold authority to vote for any nominee. Write that nominee's name in the space provided.

---------------------------------------------

NOMINEES:
  Seymour Kahn
  Joseph A. Czyzyk
  Philip J. Fagan, Jr., M.D.
  Fredrick H. Kopko, Jr.
  William G. Langton
  Robert L. List

2. To transact such other business as may properly come before the Meeting or any adjournment thereof.

     A MAJORITY OF THE NAMED PROXIES PRESENT AT THE MEETING, EITHER IN PERSON OR BY SUBSTITUTE (OR IF ONLY ONE THEREOF SHALL BE PRESENT AND ACT, THEN THAT
ONE), SHALL HAVE AND EXERCISE ALL THE POWERS OF SAID PROXIES HEREUNDER. THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES SPECIFIED BY THE UNDERSIGNED BELOW. IF NO INSTRUCTIONS TO THE CONTRARY INDICATED HEREON, THIS PROXY WILL BE TREATED AS A GRANT OF AUTHORITY FOR THE NOMINEES AND PROPOSALS NAMED ABOVE.

     The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting and Proxy Statement and a copy of the Company's Annual Report to Shareholders for the year ended June 30, 1999.


                               Check here if you plan to attend the Meeting. [ ]


Shareholder's Signature(s)_____________________ ___________________ DATE _______
IMPORTANT. Sign your name or names on the signature line in the same way it is stenciled on this proxy.